Exhibit 99(a)(3)

October 30, 2003

     RE: CASH OFFER TO PURCHASE UNITS OF LIMITED PARTNERSHIP INTERESTS

Dear Fellow Investor:

 MLMP ACQUISITION PARTNERS, LLC IS SEEKING TO BUY YOUR LIMITED PARTNERSHIP UNITS IN ML MEDIA PARTNERS, L.P. FOR $575 PER UNIT IN CASH, WITH INTEREST AS PROVIDED IN THE OFFER TO PURCHASE. OUR OFFER PRICE WILL BE REDUCED BY
  ANY DISTRIBUTIONS MADE OR DECLARED ON OR AFTER OCTOBER 30, 2003 (TO THE EXTENT WE DO NOT RECEIVE THOSE DISTRIBUTIONS WITH RESPECT TO ANY UNITS
 ACCEPTED FOR PAYMENT). WE WILL PAY THE $50.00 TRANSFER FEE CHARGED BY ML
                         MEDIA FOR EACH TRANSFER.

Important considerations in evaluating our offer:

o OUR OFFER IS HIGHER THAN THE TENDER OFFER COMMENCED BY SMITHTOWN BAY, LLC ("SMITHTOWN") ON OCTOBER 16, 2003. Our tender offer is 4.5% higher than Smithtown's recent offer of $550.00 per Unit. In addition, we will pay interest, subject to the terms and conditions of the Offer, at the rate of 3% per annum, from the Expiration Date until the date we pay for Units that have been validly tendered and not withdrawn. Finally, by accepting our Offer there is a greater chance that all of the Units you tender will be purchased as we seek to acquire 10% of the outstanding Units whereas Smithtown only seeks 4.8% of the outstanding Units. Smithtown's offer is thus more likely to be subject to proration.

o PARTNERSHIP DOES NOT EXPECT TO MAKE DISTRIBUTIONS UNTIL RESOLUTION OF LITIGATION. As disclosed by the General Partner in its letter to Unitholders dated September 5, 2003, "THE PARTNERSHIP DOES NOT EXPECT TO MAKE ANY FURTHER DISTRIBUTIONS TO LIMITED PARTNERS UNTIL THE RESOLUTION OF THE LITIGATION WITH ADELPHIA, CENTURY, HIGHLAND AND THE JOINT VENTURE AND THE DISPOSITION OF THE PARTNERSHIP'S INTEREST IN THE JOINT VENTURE."

o OPPORTUNITY TO LIQUIDATE AN OLD INVESTMENT. If you accept our Offer and we purchase your Units, you will liquidate an investment in a security that was originally issued by the Partnership between 1985 and 1987. In selling Units pursuant to our Offer, Unitholders who purchased Units when they were originally issued will realize approximately $2,187 for each $1,000 invested in a Unit.

o ELIMINATE UNCERTAINTY ARISING OUT OF THE DELAY IN THE PARTNERSHIP'S LIQUIDATION RESULTING FROM ADELPHIA'S BANKRUPTCY. As described by the General Partner in its letter to Unitholders dated September 5, 2003, "ADELPHIA EXPERIENCED SIGNIFICANT FINANCIAL AND OTHER PROBLEMS THAT RESULTED IN IT SEEKING BANKRUPTCY PROTECTION...BOTH THE JOINT VENTURE AND ADELPHIA DEFAULTED IN THEIR OBLIGATIONS TO PURCHASE THE PARTNERSHIP'S INTEREST IN THE JOINT VENTURE, AND THE PARTNERSHIP COMMENCED LITIGATION AGAINST THE JOINT VENTURE, ADELPHIA, CENTURY AND HIGHLAND...[T]HESE BANKRUPTCIES WILL LIKELY DELAY THE PARTNERSHIP'S RECEIPT OF THE PROCEEDS FROM ITS INTEREST IN THE JOINT VENTURE, PERHAPS BY AS MUCH AS SEVERAL YEARS..." The decision to accept the Offer eliminates the uncertainty arising out of the delay in Unitholders' receipt of distributions of sales and final liquidation proceeds. Furthermore, by selling the Units for cash now, Unitholders would have the ability to invest the proceeds of such sale in alternative and potentially more liquid investments.

o CRIMINAL PROSECUTION OF THE RIGAS FAMILY IS COMPLICATING THE PARTNERSHIP'S ABILITY TO ENFORCE ITS JOINT VENTURE RIGHTS. In addition to the significant complications that Adelphia's bankruptcy filing has imposed upon the Partnership's ability to enforce its rights with respect to the Joint Venture, the criminal prosecution against the Rigas family - the former controlling shareholders of Adelphia - may further delay or complicate the Partnership's ultimate liquidation. In its September 5, 2003 letter to Unitholders, the General Partner stated that "[D]ISCOVERY PROCEEDINGS WITH REGARD TO THE PARTNERSHIP'S CLAIMS AND ADELPHIA AND CENTURY'S COUNTERCLAIMS HAVE BEGUN; HOWEVER, DUE TO THE EXISTENCE OF CRIMINAL PROSECUTION AGAINST THE RIGAS FAMILY, IT IS HIGHLY UNLIKELY THAT THE PARTNERSHIP'S MATTER WILL GO TO TRIAL THIS YEAR AND DIFFICULT TO PREDICT WHEN IT WILL DO SO."

o LIMITED OFFER. Our Offer is limited to a maximum of 10% of the outstanding Units and expires on December 5, 2003.

o NO RECENT FINANCIAL INFORMATION ABOUT THE PARTNERSHIP IS AVAILABLE. The Partnership has not filed financial statements with the Securities and Exchange Commission since September 2000. Furthermore, the General Partner disclosed in its September 5, 2003 letter that "DELOITTE & TOUCHE LLP, THE AUDITORS FOR THE JOINT VENTURE, HAS RETRACTED THEIR AUDIT OF THE JOINT VENTURE FOR THE YEARS ENDED DECEMBER 31, 1999, DECEMBER 31, 2000, AND DECEMBER 31, 2001."

o NO ESTIMATE OF NET ASSET VALUE OF PARTNERSHIP SINCE DECEMBER 2001. The General Partner has not provided an estimate of the Partnership's net asset value since December 2001. According to the General Partner, in December 2001, the net asset value of the Partnership was $1,112.00 per Unit. In the General Partner's letter to Unitholders dated September 5, 2003, the General partner disclosed that "[T]HE DECEMBER 2001 ESTIMATED NAV [OF $1,112,00 PER UNIT] DID NOT REFLECT EXPENSES THAT SUBSEQUENTLY HAVE BEEN OR WILL BE INCURRED IN CONNECTION WITH THE BANKRUPTCY PROCEEDINGS INVOLVING ADELPHIA, CENTURY OR THE JOINT VENTURE OR THE COSTS OF LITIGATION TO ENFORCE THE PARTNERSHIP'S RIGHTS UNDER THE LEVERAGED RECAPITALIZATION AGREEMENT. THESE COSTS, TOGETHER WITH THE COSTS OF MAINTAINING THE PARTNERSHIP DURING THE EXTENDED PENDENCY OF THESE ACTIONS, WILL REDUCE THE NAV. IN ADDITION, THE NAV MAY BE FURTHER IMPACTED BASED UPON DEVELOPMENTS IN THE BANKRUPTCIES AND RELATED LITIGATIONS." If one were to take into account the expenses described above by the General Partner as well as the uncertainty relating to the timing of the Partnership's ultimate liquidation, our Offer Price of $575.00 per Unit may be an attractive opportunity for you to achieve liquidity now.

o HIGHEST PRICE IN MARKET. Our Offer Price of $575 per Unit is 1.2% higher than the recent secondary market prices, as reported in the most recent edition of THE PARTNERSHIP SPECTRUM. The weighted average of secondary market prices for Units sold during the period from June 2003 - July 2003 was $568.45 per Unit (before netting out typical fees and commissions of 10%), according to the July/August 2003 issue of THE PARTNERSHIP SPECTRUM. When adjusted for typical fee and commission charges of 10%, the net weighted average trading price would be $511.61 per Unit or approximately 11% less than our Offer Price.

o COMMISSION-FREE SALE. You pay no commission if you sell your Units to us. Typical secondary limited partnership sales generally incur fees and commissions of up to 10% of the sales prices, subject to a $150-$200 minimum per trade.

o ELIMINATE YOUR K-1 TAX FILING. If you sell your Units now and assuming the transfer is effectuated in 2003, 2003 will be the final year for which you receive a K-1 tax form from the Partnership. Many investors who have tax professionals prepare their taxes find the cost of filing K-1s to be burdensome, particularly if investors own units in more than one limited partnership.

o ILLIQUID UNITS. Since the Units are not regularly traded in a formal market, they are difficult to sell. The Partnership has not announced any alternative source of liquidity for Unitholders.

o SECONDARY MARKET SALES. You may attempt to sell your Units in secondary markets, although as noted above, the Offer Price is greater than prices recently quoted by secondary market matching services. We also believe that transactions through secondary market services are costly and time consuming, and that quoted prices often differ from the price a seller actually receives.

o FUTURE DISTRIBUTIONS BY THE PARTNERSHIP. Tendering Unitholders will give up the opportunity to participate in any future benefits of ownership, including potential future distributions by the Partnership. The Offer Price may be less than the total amount that you might otherwise receive with respect to your Units over the remaining term of the Partnership.

o WE SEEK TO MAKE A PROFIT ON THE PURCHASE OF UNITS. We are making the Offer for investment purposes and with the intention of making a profit from ownership of the Units. In establishing the Offer Price, we are motivated to establish the lowest price that might be acceptable to Unitholders consistent with our objectives, which may conflict with your interest in receiving the highest price for your Units.

o CONDITIONS OF SALE. Our obligation to purchase Units is subject to our right to prorate among tendering Unitholders the number of Units we will purchase, as well as other conditions set forth in the Offer to Purchase.

We will purchase in our Offer a maximum of 10% of the outstanding Units. If Unitholders offer us more, we will prorate our purchase ratably to all sellers. You will be paid for Units validly tendered (and not withdrawn) promptly following (i) receipt of a valid, properly executed Agreement of Assignment and Transfer (see the enclosed document) and (ii) actual transfer of the Units to us, subject to Section 3 - "Acceptance for Payment and Payment for Units" and Section 4 - "Proration" of the Offer to Purchase and the other terms and conditions of the Offer. However, we reserve the right, in our sole discretion, to purchase tendered Units prior to the actual transfer of the Units to us. ALL SALES OF UNITS WILL BE IRREVOCABLE BY YOU, SUBJECT TO SECTION 5 - "WITHDRAWAL RIGHTS" OF THE OFFER TO PURCHASE. The Offer to Purchase, Exhibit (a)(1) to the Schedule TO, contains a full discussion of the terms and conditions of the Offer.

The General Partner is expected to announce a recommendation regarding our offer within 10 business days after the date of the offer or as soon as possible upon becoming aware of the offer. You may consult with the General Partner before deciding whether or not to tender your Units.

TO ACCEPT OUR OFFER:
1. Please complete the enclosed Agreement of Assignment and Transfer (if not otherwise indicated, please note the number of units you wish to sell in the signature area of the Agreement), and have it MEDALLION SIGNATURE GUARANTEED (this can be done by your broker or bank)
2. Return the completed Agreement to us in the enclosed pre-paid envelope

OUR OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 5, 2003, SUBJECT TO ANY EXTENSION. We will ensure that our Offer is open at least ten business days following any reduction in the Offer Price resulting from a distribution made by the Partnership. By accepting the Offer, you will agree that we are entitled to all distributions made by the Partnership on or after October 30, 2003. Unless the General Partner pays the distribution directly to us or you remit the amount of the distribution to us, we will reduce the Offer Price you receive by the amount of the distribution. If the Offer is extended or a distribution occurs within the Offer period, we will issue a press release. Those who wish to obtain additional information may call our customer service center at the number below. We reserve the right to extend, amend or terminate the Offer.

Please note that this letter is subject in its entirety to the terms and conditions of the Offer, as set forth in the Offer to Purchase. If you miss the Expiration Date and still wish to sell, please call us to learn if we are able to accept your Units. If you need help or have any questions about this offer, PLEASE CALL US TOLL-FREE AT (800) 513-2205.

Very truly yours,
MLMP Acquisition Partners, LLC

                TO PROCEED WITH THE SALE OF YOUR UNITS TO US
                  CAREFULLY FOLLOW THE INSTRUCTIONS BELOW

IF YOU ARE THE:

INDIVIDUAL OWNER OR JOINT OWNER OF RECORD
-----------------------------------------

1.   Complete the enclosed Agreement of Assignment and Transfer (the
     "Agreement")

          a. If necessary, please include changes to your address, the number of Units you wish to sell, phone number and social security number(s)

2. Sign the Agreement in front of your banker or broker a. If jointly owned, ALL owners must sign the Agreement B. EVERY signature must be MEDALLION SIGNATURE GUARANTEED*

3. Return the Agreement to us in the enclosed pre-paid envelope, along with your ORIGINAL limited partnership certificate

          a. If no certificate is available, check the appropriate box on the Agreement

          b. If the INDIVIDUAL OWNER or BOTH JOINT OWNERS are deceased, please include a certified death certificate and certified Letters of Testamentary, or letters of appointment, showing you as the legal owner of the Units (WE CANNOT ACCEPT A PHOTOCOPY)

          c. If ONE OF THE JOINT OWNERS is deceased please provide a certified death certificate (WE CANNOT ACCEPT A PHOTOCOPY)

OR, IF YOU ARE SELLING YOUR UNITS HELD IN AN IRA OR KEOGH ACCOUNT:
------------------------------------------------------------------
THE ENCLOSED AGREEMENT MUST BE SIGNED BY BOTH THE BENEFICIAL OWNER AND AN AUTHORIZED SIGNOR OF YOUR CUSTODIAN

1.   Sign the Agreement and have your signature MEDALLION SIGNATURE
     GUARANTEED*

2. Write your Custodian's name, address, telephone number and IRA/Keogh account number on the Agreement

3. Forward the signed Agreement directly to your Custodian and instruct them to do the following:

          a. Sign the Agreement and place their MEDALLION SIGNATURE GUARANTEE* stamp next to their signature

          b. Forward the signed Agreement and documents directly to us once they have been completed

NOTE: OUR CUSTOMER SERVICE PROFESSIONALS CAN WORK DIRECTLY WITH YOUR CUSTODIAN TO GET THE NECESSARY CUSTODIAL SIGNATURE AND THEN FORWARD YOUR CHECK TO YOUR IRA ACCOUNT. PLEASE BE SURE TO PROVIDE US WITH YOUR CUSTODIAN'S NAME AND ADDRESS, IN ADDITION TO YOUR IRA ACCOUNT NUMBER SO THAT WE CAN EXPEDITE THE SALE. THIS METHOD OF COMPLETING THE DOCUMENTATION CAN ADD WEEKS TO THE PROCESSING TIME AND WOULD THEREFORE SIGNIFICANTLY DELAY PAYMENT.

TRUST, PROFIT SHARING AND PENSION PLANS
---------------------------------------
1. All authorized signatories should sign the Agreement (All trustees must sign with every signature MEDALLION SIGNATURE GUARANTEED*)
2. Enclose first, last (title and signature pages) and other applicable pages of Trust or Plan Agreement showing signor(s) as authorized
3. If any of the original trustees are deceased, all successor trustees must sign with every signature MEDALLION SIGNATURE GUARANTEED*. Also include a certified copy of the death certificate and a copy of the entire trust.
     THE PLAN OR TRUST MUST BE CURRENT AND IN FULL FORCE AND EFFECT

CORPORATIONS
------------
1. All authorized signatories of the Corporation should sign the Agreement with every signature MEDALLION SIGNATURE GUARANTEED*
2. Include a Corporate Resolution (WITH RAISED CORPORATE SEAL) showing that signor(s) is authorized


     * WHAT IS A MEDALLION SIGNATURE GUARANTEE? A Medallion Signature Guarantee is a stamp provided by a financial institution that authenticates your signature. It is NOT a notarized signature. Having your signature guaranteed protects you by preventing the unauthorized transfer of your units. Most banks and brokers provide Medallion Signature Guarantees. To get a Medallion Signature Guarantee, take your UNSIGNED Agreement and personal identification to your bank or broker, and request a Medallion Signature Guarantee.



         IF YOU PREFER TO USE AN OVERNIGHT SERVICE, PLEASE SEND THE
                          COMPLETED DOCUMENTS TO:
                       MLMP Acquisition Partners, LLC
                    4220 SHAWNEE MISSION PKWY, STE 310A
                             Fairway, KS 66205
                            Tel: (800) 513-2205

Upon receipt of your Agreement, our customer service professionals will determine if the documentation is complete. If it is not, you will receive a telephone call or a letter from us highlighting the information or documents that we need to process the Agreement. Please respond promptly, as your failure to do so can add weeks to the processing time.

    IF YOU NEED ASSISTANCE OR HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL US TOLL-FREE AT (800) 513-2205.




                         FREQUENTLY ASKED QUESTIONS


Q. WHY SHOULD I CONSIDER SELLING MY UNITS AT THIS TIME?

A. HAVE YOUR ORIGINAL OBJECTIVES FOR THIS INVESTMENT BEEN MET? ARE YOU PLEASED WITH THE WAY THIS INVESTMENT HAS PERFORMED TO DATE? MANY INVESTORS COME TO REALIZE THEIR ORIGINAL PROJECTIONS MAY NEVER BE MET AND, THEREFORE, A PURCHASE OFFER FOR AN UNDER-PERFORMING INVESTMENT WITH AN UNCERTAIN TERMINATION DATE MAY BE AN OPPORTUNITY WORTHY OF CONSIDERATION. IN ADDITION, LIMITED PARTNERSHIP TAX REPORTING CAN OFTEN BE BURDENSOME AND COSTLY, ESPECIALLY IF YOU HAVE AN ACCOUNTANT PREPARE YOUR TAXES. MANY STATES REQUIRE LIMITED PARTNERS TO FILE STATE RETURNS, AND POTENTIALLY PAY TAXES, IF THE PARTNERSHIP OWNS PROPERTIES THERE, REGARDLESS OF THE PARTNERSHIP'S OVERALL PROFITABILITY. FOR A MORE DETAILED DISCUSSION OF THE VARIOUS RISKS AND OTHER FACTORS TO CONSIDER IN SELLING UNITS TO US, PLEASE SEE THE OFFER TO PURCHASE ENCLOSED HEREWITH.

     BY SELLING YOUR UNITS TO US, YOUR LIQUIDITY OBJECTIVES CAN BE MET, SUBJECT TO PRORATION AND THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. A SECONDARY MARKET MATCHING SERVICE CANNOT ASSURE A SALE UNLESS IT LOCATES AN INTERESTED BUYER. MOST INDIVIDUAL INVESTORS ARE NOT INTERESTED IN HOLDING LIMITED PARTNERSHIP UNITS IN THEIR INVESTMENT PORTFOLIOS, SO WE ARE PROVIDING YOU WITH A LIQUIDITY OPTION THAT IS GENERALLY NOT OTHERWISE READILY AVAILABLE.


Q. WHAT ARE THE TAX CONSEQUENCES OF SELLING?

A. WE CANNOT ACCURATELY PREDICT THE TAX CONSEQUENCES OF A SALE FOR INDIVIDUAL INVESTORS. SOME FEDERAL INCOME TAX CONSEQUENCES OF A SALE IN OUR OFFER ARE DISCUSSED IN SECTION 7 - "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" OF THE OFFER TO PURCHASE. IT DOES NOT INCLUDE ANY ASPECT OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO YOUR OWN SITUATION.


Q. HOW DO I TENDER AND WHEN WILL I BE PAID?

A. IN ORDER TO PROPERLY TENDER YOUR UNITS IN THE OFFER, PLEASE FOLLOW THE INSTRUCTIONS ON THE REVERSE SIDE AND SEE SECTION 2 - "PROCEDURES FOR TENDERING UNITS" OF THE OFFER TO PURCHASE. WE FORWARD PROPERLY COMPLETED AGREEMENTS OF ASSIGNMENT AND TRANSFER TO THE GENERAL PARTNER OR TRANSFER AGENT ON A WEEKLY BASIS.

     YOU WILL BE PAID PROMPTLY FOLLOWING THE PURCHASER'S RECEIPT OF A CONFIRMATION THAT THE TRANSFER OF UNITS HAS BEEN EFFECTUATED AND THAT THE PURCHASER WILL BE DEEMED A "SUBSTITUTED LIMITED PARTNER" WITH RESPECT TO THE UNITS TRANSFERRED. THE PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT PROVIDES THAT TRANSFERS OF UNITS ARE RECOGNIZED ON THE PARTNERSHIP'S BOOKS AS SOON AS PRACTICABLE AFTER THE LAST BUSINESS DAY OF EACH CALENDAR QUARTER. BECAUSE THE LAST BUSINESS DAY OF THE CALENDAR QUARTER IS DECEMBER 31, 2003, IT IS POSSIBLE THAT PAYMENT FOR ACCEPTED UNITS WILL BE DELAYED UNTIL AT LEAST DECEMBER 31, 2003. HOWEVER, THE PURCHASER BELIEVES THAT IT IS THE PARTNERSHIP'S PRACTICE TO ISSUE CONFIRMATIONS PRIOR TO THE END OF EACH CALENDAR QUARTER. IN ANY CASE, THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO PAY FOR ACCEPTED UNITS PRIOR TO SUCH DATE. FOR A MORE DETAILED DISCUSSION, SEE SECTION 3 OF THE OFFER TO PURCHASE - "ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS."

Q. HOW DID YOU GET MY NAME?

A. SEVERAL AFFILIATES OF THE PURCHASER ARE CURRENTLY LIMITED PARTNERS OF THE PARTNERSHIP. LIMITED PARTNERS OF THE PARTNERSHIP ARE GENERALLY ENTITLED TO REQUEST FROM THE PARTNERSHIP A LIST OF THE LIMITED PARTNERS OF THE PARTNERSHIP. THE PURCHASER'S AFFILIATES REQUESTED AND OBTAINED SUCH LIST.